UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §§ 240.14a-12

KOREA EQUITY FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Korea Equity Fund, Inc.

2 World Financial Center, Building B, New York, N.Y.  10281

July 14, 2010

To our Shareholders:

We, the Directors of your Fund, the Korea Equity Fund, Inc., are writing to you on a matter of extreme importance to your Fund’s future.  One shareholder of the Fund has begun a proxy fight with the express objective of terminating the Fund’s management arrangements and commencing a tender offer that could lead to the Fund’s liquidation or merger.  As the Directors of the Fund, we UNANIMOUSLY OPPOSE THIS SHAREHOLDER’S PROPOSALS and strongly urge all shareholders to VOTE AGAINST all of them by signing and returning the enclosed WHITE Proxy Card.  We also urge all shareholders to vote AGAINST proposal 3 in the enclosed WHITE Proxy Card for the reasons described in the Fund’s proxy statement.

You have received or will likely receive a separate proxy statement and Green Proxy Card from the shareholder who has begun the proxy fight, Bulldog Investors General Partnership (“BIGP”), an investment firm linked to hedge fund managers.  As noted above, that proxy statement contains proposals to terminate the management agreement between the Fund and its manager and to recommend that the Board of Directors of the Fund take necessary actions to make a tender offer that could lead to the liquidation or merger of the Fund.  BIGP has also indicated that it intends to nominate one of its principals to serve as a director of the Fund.  We strongly oppose these proposals for all of the reasons expressed below.  Please discard any GREEN Proxy Card you receive.  The box at the end of this letter describes how you can vote against these proposals and help your Fund continue as a long-term investment vehicle building value for all shareholders.

Even if you have sent in a Green Proxy Card, YOU CAN USE THE ENCLOSED WHITE PROXY CARD to vote for Mr. William G. Barker, Jr., the nominee of the Fund’s nominating committee for Director and against the shareholder proposals.  IT IS IMPORTANT FOR YOU TO REMEMBER THAT YOUR LAST DATED PROXY IS THE ONLY ONE THAT COUNTS.

Why Your Board of Directors Opposes the Shareholder Proposals

We believe it is in the best interests of the Fund to continue as a closed-end fund investing in Korean equity securities with the existing investment management arrangements that have been in place for 17 years.  Based on the past record of BIGP and its affiliates, BIGP’s objectives conflict with the interests of our shareholders who view the Fund as a long-term vehicle for capital appreciation by investing in Korean equity securities.

Our rationale for preserving the Fund and its current management arrangements is set out below.

•
Investment Performance.  The Directors believe that the Fund has performed quite well during the extraordinary recent market conditions.  Of course, almost all international equity markets, including the Korean market, have experienced significant volatility over the past years.  For the twelve month period ending June 30, 2010, the Fund had a total investment return (based on net asset value) of 30.9%, outperforming its benchmark, the  Korea Composite Stock Price Index (“KOSPI”), by 3.4%.

•	The Discount Management Plan. The Fund’s shares have from time to time traded at a discount from their net asset value. The Directors of your Fund continuously assess a variety of measures to address the discount and shareholder concerns.  Therefore, on June 3, 2010, the Fund announced the Discount Management Plan that is described in its proxy statement at page 14.  We urge you to read the Fund’s proxy statement.  The first open market repurchases of the Fund’s common stock on the NYSE under the Discount Management Plan occurred on July 1, 2010.

•
Positive Outlook for Investing in Korea.  The Fund’s directors and its manager, Nomura Asset Management U.S.A. Inc. (“NAM-U.S.A.”), share a positive outlook for the Korean equity market and believe that it offers many opportunities.  The Korean equity market is composed mainly of a number of leading global companies in the high value-added technology industries which are expected to enjoy high earnings growth and profitability.  In addition to those investment opportunities, stock selection opportunities exist in medium to small companies which could participate in the growth of their respective industries with attractive valuations.  NAM-U.S.A. is well-positioned to identify these opportunities for the Fund.

•
Investment Advisory Arrangements.  We believe that NAM-U.S.A. should continue to act as the Fund’s manager and that its affiliates should continue to act as investment advisers to the Fund.  Nomura Asset Management Co., Ltd., including its investment advisory subsidiaries (“Nomura”), is one of the leading investment management firms in Asia with more than $245 billion in assets under management and $12 billion in Asia Pacific equity assets ex Japan (“Asia Pacific Portfolios”), which includes South Korea.  Nomura has a large and highly experienced investment management team dedicated to Asia Pacific Portfolios.  Recently, Nomura has made a number of changes to enhance its Korean investment management capability and has announced plans to add new research analysts to its office in Seoul, South Korea.   BIGP has not identified any successor advisory firms that could or would take over the role of NAM-U.S.A. if the contract with NAM-U.S.A. is terminated.  There can be no assurance that the Fund would be able to retain a successor adviser with comparable expertise and experience.

•
Reduction of Operating Expenses.  The Directors and NAM-U.S.A. have focused on reducing the Fund’s operating expenses in order to increase overall investment returns.  The Fund’s operating expense ratio for the most recent fiscal year was 39% lower than the ratio five years ago.  A reduction in the Fund’s assets under BIGP’s tender offer proposal could significantly increase the Fund’s operating expense ratio, adversely impacting the Fund’s return.

•
Capital Loss Carryforward.  At the end of its most recent fiscal year, the Fund had a capital loss carryforward of $16.3 million that can offset the Fund’s future investment gains for U.S. federal income tax purposes and reduce shareholders’ future tax liability.  If the Fund is liquidated or merged under the BIGP proposal, the tax benefit would be reduced or lost.

We strongly support the Fund’s nominee for director, William G. Barker, Jr., for re-election as an Independent Director.  Mr. Barker has been a significant contributor to the Fund as an Independent Director since the Fund’s inception, most recently serving as lead independent director for five years.  Neither BIGP nor its affiliates provided the information on their nominee to the Fund’s Nominating Committee that is required by the Committee’s charter and the Fund’s Bylaws.  Further, the preliminary proxy materials filed by BIGP indicate that its nominee, Phillip Goldstein, is subject to a cease and desist order for violation of Massachusetts securities laws.  According to the proxy materials, the order was upheld by the Massachusetts Superior Court and is under further appeal.  We strongly urge all shareholders to vote for Mr. Barker—who has a distinguished and unblemished record of service.

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How Shareholders Can Vote to Preserve the Fund

For all of the reasons we discuss, the Board unanimously recommends that you vote AGAINST the proposal to terminate the Fund’s management agreement and AGAINST the proposal recommending that the Board take action to make a tender offer that could lead to the liquidation or the merger of the Fund.  Return of the WHITE Proxy Card permits the Fund’s representatives to vote against these proposals and in favor of the re-election of Mr. Barker as an Independent Director.  We also recommend that you vote AGAINST proposal 3 on the enclosed WHITE Proxy Card, which requests the Board to take action to convert the Fund to an interval fund.

Your vote is important.  We urge you to vote against proposal 3 on the enclosed WHITE proxy card and to return the card.  PLEASE DISCARD ANY GREEN Proxy Card you receive.

The box below contains specific information on the vote of proxies.  Please contact our solicitor, The Altman Group, at the toll-free number indicated if you have any questions.

Sincerely,

The Directors of your Fund

William G. Barker, Jr.	Shigeru Shinohara

Rodney A. Buck	Chor Weng Tan

David B. Chemidlin

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY
OR HOW FEW SHARES YOU OWN.

1.
Please sign, date and mail the enclosed WHITE Proxy Card and return it in the postage paid envelope provided today.  We strongly recommend that you vote against proposal 3 on the WHITE proxy card and in favor of the other proposals on that card.

2.
If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions.  Accordingly, please sign, date and mail the enclosed WHITE Voting Instruction Form in the postage-paid envelope provided.

3.	After signing the enclosed WHITE Proxy Card do not sign or return the GREEN Proxy Card.

4.
Remember – only your latest proxy card will determine how your shares are to be voted at the meeting.  If you voted a GREEN proxy card and want to change your vote, you can do so now by sending in the WHITE Proxy Card.

If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor:

The Altman Group, Inc.
1200 Wall Street West 3rd Floor, Lyndhurst, NJ 07071
Toll Free at (800-317-8025)

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